Exhibit 8.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP ONE MANHATTAN WEST NEW YORK, NY 10001 _____ TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

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January 14, 2022

OceanFirst Financial Corp.

110 West Front Street

Red Bank, New Jersey 07701

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to OceanFirst Financial Corp., a Delaware corporation (“OceanFirst”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 4, 2021, by and among OceanFirst, coastal Merger Sub Corp., a Maryland corporation and a wholly-owned Subsidiary of OceanFirst (“Merger Sub” and, together with OceanFirst, the “OceanFirst Parties”), and Partners Bancorp, a Maryland corporation (the “Company”), pursuant to which, at the effective time (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned Subsidiary of OceanFirst (the “First-Step Merger”) and, immediately thereafter, the Company will merge with and into OceanFirst, with OceanFirst surviving (the “Second-Step Merger” and, together with the First-Step Merger, the “Integrated Mergers”). In connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2021 (File No. 333-261868), as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (this “Opinion”) concerning certain U.S. federal income tax consequences of the Integrated Mergers.

OceanFirst Financial Corp.

January 14, 2022

In preparing this Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Merger Agreement, and (iii) such other documents and information as we have deemed necessary or appropriate to render this Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by OceanFirst and the Company, including those set forth in letters dated as of the date hereof from an officer of each of OceanFirst and the Company (the “Officer’s Certificates”). For purposes of rendering this Opinion, we have assumed that such statements and representations are and will continue to be accurate and complete without regard to any qualification as to knowledge, belief, intent, or otherwise. We have assumed that the Officer’s Certificates will be re-executed in substantially the same form by appropriate officers and that we will render an opinion pursuant to Section 7.2(c) of the Merger Agreement, each as of the Effective Time. This Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, and representations set forth in the documents referred to above and the statements and representations made by OceanFirst and the Company, including those set forth in the Officer’s Certificates. For purposes of this Opinion, we have not independently verified all of the facts, representations, and covenants set forth in the Officer’s Certificates, the Registration Statement, or in any other document. We have also assumed that the Integrated Mergers will be consummated in the manner contemplated by the Registration Statement and the Merger Agreement and that none of the terms or conditions contained therein will be waived or modified.

For purposes of this Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic, or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and to perform all obligations thereunder.

In rendering this Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist on the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in any of the authorities upon which this Opinion is based or any material change in the documents referred to above could affect our conclusion herein. There can be no assurance, moreover, that this Opinion will be accepted by the IRS or, if challenged, by a court.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that, under current law, the Integrated Mergers will be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local, or foreign, of the transactions described in the Registration Statement or any transaction related thereto. This Opinion has been prepared in connection with the Integrated Mergers and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. This Opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. This Opinion is expressed as of the date hereof, and we disclaim any obligation to supplement or revise this Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation, or assumption relied upon herein that becomes inaccurate.

OceanFirst Financial Corp.

January 14, 2022

We consent to the use of our name in the Registration Statement and to the filing of this Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP